UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2014

MINES MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Idaho	001-32074	91-0538859
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

905 W. Riverside Avenue, Suite 311 Spokane, Washington	99201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  509-838-6050

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07.                               Submission of Matters to a Vote of Security Holders.

On October 28, 2014, Mines Management, Inc. (the “Company”) held a special meeting of shareholders (the “Special Meeting”) for consideration of the following proposals:

•                  Proposal 1 — A proposal to approve the issuance of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (a) upon conversion of the Company’s Series B 6% Convertible Preferred Stock (the “Preferred Stock”), (b) in lieu of the cash payment of dividends on the Preferred Stock, and (c) upon exercise of the Company’s Common Stock purchase warrants (the “Warrants”), in excess of 19.99% of the number of shares of Common Stock that were issued and outstanding on July 25, 2014, the date the Preferred Stock and Warrants were issued by the Company; and

•                  Proposal 2 — A proposal to approve the reduction of the Preferred Stock conversion price to equal the price at which the Company subsequently sells equity if the Company subsequently sells equity at a price lower than the conversion price (the “Full Ratchet Anti-Dilution Provision”).

Each of the foregoing proposals is described in more detail in the Company’s Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on September 15, 2014.

As of the record date, August 15, 2014, there were 29,613,176 shares of Common Stock outstanding.  At the Special Meeting, there were present in person or by proxy 15,065,574 shares of Common Stock, representing approximately 50.9% of the Company’s total outstanding Common Stock.  The results for each proposal submitted to a vote of shareholders at the Special Meeting are as follows:

Proposal	Votes For	Votes Against or Withheld	Abstention	Broker Non-Vote
1. Proposal 1 — Issuance of Share of Common Stock	13,884,063	1,017,481	164,030	N/A

2. Proposal 2 — Approval of Full Ratchet Anti-Dilution Provision	13,823,745	1,079,049	162,780	N/A

Based on the above voting results, (i) the Company’s shareholders approved the issuance of shares of Common Stock (a) upon conversion of the Preferred Stock, (b) in lieu of the cash payment of dividends on the Preferred Stock, and (c) upon exercise of the Warrants, in excess of 19.99% of the number of shares of Common Stock that were issued and outstanding on July 25, 2014, and (ii) the Company’s shareholders approved the Full Ratchet Anti-Dilution Provision.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2014

MINES MANAGEMENT, INC.

	By:	/s/ Glenn M. Dobbs
Glenn M. Dobbs
Chief Executive Officer